    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1995
                                                      REGISTRATION NO. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------
                              HUBBELL INCORPORATED
             (Exact name of Registrant as specified in its charter)

         CONNECTICUT                                                                       06-0397030
 (State or other jurisdiction of                                                          (I.R.S. Employer
 incorporation or organization)                                                        Identification Number)

                          ---------------------------
                             584 Derby Milford Road
                         Orange, Connecticut 06477-4024
                                 (203) 799-4100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                          ---------------------------
                            Richard W. Davies, Esq.
                         General Counsel and Secretary
                              Hubbell Incorporated
                             584 Derby Milford Road
                         Orange, Connecticut 06477-4024
                                 (203) 799-4100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ---------------------------
                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

     [S]                                         [C]
       Joel S. Hoffman, Esq.                     Francis J. Morison, Esq.
     Simpson Thacher & Bartlett                   Davis Polk & Wardwell
        425 Lexington Avenue                       450 Lexington Avenue
      New York, New York 10017                   New York, New York 10017

                          ---------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: FROM TIME TO TIME AFTER EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                          ---------------------------
                        CALCULATION OF REGISTRATION FEE

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TITLE OF EACH CLASS OF                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
  SECURITIES                        AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
TO BE REGISTERED                   REGISTERED (1)        PER UNIT (2)      OFFERING PRICE (3)  REGISTRATION FEE (2)
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  Debt Securities...............     $200,000,000                             $200,000,000          $68,965.52
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       Total....................     $200,000,000                             $200,000,000          $68,965.52
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(1) The amount to be registered consists of up to $200,000,000 in U.S. dollars or the equivalent in foreign currency or currency units aggregate initial offering price of an indeterminate amount and number of Debt Securities.

(2) The maximum offering price per unit has been omitted pursuant to Securities Act Release No. 6964. The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and reflects the offering price rather than the principal amount of any Debt Securities issued at a discount.

(3)  Estimated solely for the purpose of calculating the registration fee.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  Subject to Completion, Dated August 17, 1995

PROSPECTUS

                                  $200,000,000

                              HUBBELL INCORPORATED

                             SENIOR DEBT SECURITIES

     Hubbell Incorporated (the "Company") intends to issue from time to time in one or more series its senior unsecured debt securities (the "Senior Debt Securities"), consisting of debentures, notes, bonds and/or other unsecured evidences of indebtedness, at an aggregate initial offering price not to exceed U.S. $200,000,000, or the equivalent thereof if Senior Debt Securities are denominated in one or more foreign currencies or foreign currency units, at prices and on terms to be determined at or prior to the time of sale.

     Specific terms of the Senior Debt Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement"), together with the terms of the offering of the Offered Securities, the initial offering price and the net proceeds to the Company from the sale thereof. The accompanying Prospectus Supplement will set forth, among other items, the following with respect to the Offered Securities: the specific designation, aggregate principal amount, authorized denominations, maturity, rate or method of calculation of interest, if any, and dates for payment thereof, any redemption, prepayment or sinking fund provisions, any exchange rights, and the currency, currencies or currency units in which principal, premium, if any, or interest, if any, is payable.

     The accompanying Prospectus Supplement will also contain information, where applicable, as to any listing on a securities exchange or quotation of the Offered Securities.

     The Offered Securities may be sold through underwriters, dealers or agents or may be sold directly to purchasers. If any underwriters, dealers or agents are involved in the sale of any Offered Securities, their names and any applicable fee, commission or discount arrangements will be set forth in the accompanying Prospectus Supplement. The net proceeds to the Company of the sale of Offered Securities will be the purchase price of such Offered Securities less attributable issuance expenses, including underwriters', dealers' or agents' compensation arrangements. See "Plan of Distribution" for indemnification arrangements for underwriters, dealers and agents.

     This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is                , 1995

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES HEREBY OR THEREBY OFFERED IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN OR THEREIN BY REFERENCE, THE DATE OF FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or its regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Offered Securities, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be obtained from the principal office of the Commission in Washington, D.C., upon the payment of fees prescribed by the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1994; and

     (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering made hereby will be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this Prospectus). Requests for such documents should be submitted in writing, addressed to the Secretary, Hubbell Incorporated, 584 Derby Milford Road, P.O. Box 549, Orange, Connecticut 06477-4024.

                                  THE COMPANY

     The Company was founded as a proprietorship in 1888, and was incorporated in Connecticut in 1905. For over a century, the Company has manufactured and sold high quality electrical and electronic products for a broad range of commercial, industrial, telecommunications, and utility applications. Since 1961, the Company has expanded its operations into other areas of the electrical industry and related fields. The Company's products are now manufactured or assembled by nineteen divisions and subsidiaries at twenty-eight locations in the United States, Canada, Puerto Rico, Mexico, United Kingdom and Singapore. The Company also participates in joint ventures with partners in Germany and Taiwan, and maintains sales offices in Malaysia, Germany, Hong Kong, South Korea, and the Middle East.

     On January 19, 1994, in reporting its fourth quarter-1993, and full year-1993, results, the Company announced implementation of a restructuring program which will include the consolidation of all or a portion of ten manufacturing facilities, a reduction in labor force of approximately 6%, the reorganization of certain operation's management and structure, and a realignment of warehousing and product distribution capabilities.

     In April, 1994, the Company acquired the stock of A.B. Chance Industries, Inc. ("Chance"). Chance, with facilities in Centralia, Missouri; Scarborough, Canada; and Bristol, England, manufactures products used in the electrical transmission, distribution and telecommunications industries, including electrical apparatus (overhead and underground distribution switches, fuses, contacts, and sectionalizers); anchors; hardware; polymer insulators; and hot-line tools and other safety equipment.

     The principal executive offices of the Company are located at 584 Derby Milford Road, Orange, Connecticut 06477-4024, and its telephone number is (203) 799-4100.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for the Company and its consolidated subsidiaries for the periods indicated. For purposes of calculating the following ratios, "earnings" consist of income from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt expense and premium, capitalized interest, and the portion of rents that the Company believes to be representative of the interest factor (one-third of rental expense).

                                                     SIX MONTHS
                                                        ENDED
                                                      JUNE 30,           YEAR ENDED DECEMBER 31,
                                                     -----------     --------------------------------
                                                     1995   1994     1994   1993   1992   1991   1990
                                                     ----   ----     ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges.................  15.1   21.6     18.4   16.5   46.0   45.6   55.3

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Offered Securities will be added to the Company's general funds and will be used for general corporate purposes, including capital expenditures, to finance possible acquisitions and to repay, redeem or repurchase its outstanding indebtedness.

                   DESCRIPTION OF THE SENIOR DEBT SECURITIES

     The Senior Debt Securities are to be issued under an indenture to be dated as of a date prior to the first issuance of Senior Debt Securities, as supplemented from time to time (the "Senior Indenture"), between the Company and Chemical Bank, as Trustee (the "Trustee"). The form of the Senior Indenture is filed as an exhibit to the Registration Statement. The Senior Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Senior Debt Securities and the Senior Indenture are summaries of the provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Senior Indenture, including the definitions of certain terms therein and in the TIA. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the Senior Indenture.

     The particular terms of the Senior Debt Securities being offered (the "Offered Securities"), any modifications of or additions to the general terms of the Senior Debt Securities as described herein that may be applicable and any applicable Federal income tax considerations will be described in the Prospectus Supplement relating to the Offered Securities. Accordingly, for a description of the terms of the Offered Securities, reference must be made both to the Prospectus Supplement relating thereto and the description of Senior Debt Securities set forth in this Prospectus.

GENERAL

     The Senior Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Senior Debt Securities will rank senior to all indebtedness of the Company that by its terms is subordinated in right of payment. The Senior Debt Securities may be issued in one or more series.

     The Senior Indenture provides that the aggregate principal amount of Senior Debt Securities that may be issued thereunder is unlimited. The terms of each series of Senior Debt Securities will be established pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officer's Certificate or by a supplemental indenture.

     The Company conducts certain of its operations through its Subsidiaries, and therefore the Company is dependent on the cash flow of its Subsidiaries to meet its debt obligations, including its obligations under the Senior Debt Securities. In addition, the rights of the Company and its creditors, including the Holders of the Senior Debt Securities, to participate in the assets of any Subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the Subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary.

     The accompanying Prospectus Supplement will set forth the terms of the Offered Securities, which may include the following:

          (1)  The title of the Offered Securities.

          (2) The limit, if any, upon the aggregate principal amount of the Offered Securities.

          (3) The date or dates on which or periods during which the Offered Securities may be issued, and the date or dates, or the method by which such date or dates will be determined, on which the principal of (and premium, if any, on) the Offered Securities are, or may be, payable.

          (4) The rate or rates at which the Offered Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest, if any, shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which such interest will be payable and, if the Offered Securities are Registered Securities, the regular record dates, if any, for the interest payable on such interest payment dates, and, if the Offered Securities are floating rate securities, the notice, if any, to Holders regarding the determination of interest and the manner of giving such notice and any conditions or contingencies as to the payment of interest in cash or otherwise, if any.

          (5) The place or places where the principal of (and premium, if any) and interest on the Offered Securities shall be payable; the extent to which, or the manner in which, any interest payable on any Global Note (as defined below) on an interest payment date will be paid, and the manner in which any principal of, or premium, if any, on, any Global Note will be paid and whether any Global Note will require any notation to evidence payment of principal or interest.

          (6) The obligation, if any, of the Company to redeem, repay, purchase or offer to purchase the Offered Securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of the Holder thereof and the period or periods within which, or the dates on which, the prices at which and the terms and conditions upon which the Offered Securities shall be redeemed, repaid, purchased or offered to be purchased, in whole or in part, pursuant to such obligation.

          (7) The right, if any, of the Company to redeem the Offered Securities at its option and the period or periods within which, or the date or dates on which, the price or prices at which, and the terms and conditions upon which Offered Securities may be redeemed, if any, in whole or in part, at the option of the Company or otherwise.

          (8) If other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Registered Securities of the series shall be issuable, and if other than the denomination of $5,000, the denomination or denominations in which any Bearer Securities of the series shall be issuable.

          (9) Whether the Offered Securities are to be issued as original issue discount securities ("Discount Securities") and the amount of discount at which such Offered Securities may be issued and, if other than the principal amount thereof, the portion of the principal amount of Offered Securities which shall be payable upon declaration of acceleration of the Maturity thereof upon an Event of Default.

          (10) Provisions, if any, for the defeasance of the Offered Securities or for the discharge of certain of the Company's obligations with respect to the Offered Securities.

          (11) Whether the Offered Securities are to be issued as Registered Securities or Bearer Securities or both, and, if Bearer Securities are issued, whether any interest coupons appertaining thereto ("Coupons") will be attached thereto, whether such Bearer Securities may be exchanged for Registered Securities and the circumstances under which, and the place or places at which, any such exchanges, if permitted, may be made.

          (12) Whether provisions for payment of additional amounts or tax redemptions shall apply and, if such provisions shall apply, such provisions; and, if any of the Offered Securities are to be issued as Bearer Securities, the applicable procedures and certificates relating to the exchange of temporary Global Notes for definitive Bearer Securities.

          (13) If other than U.S. dollars, the currency, currencies or currency units (the term "currency" as used herein will include currency units) in which the Offered Securities shall be denominated or in which payment of the principal of (and premium, if any) and interest on the Offered Securities may be made, and particular provisions applicable thereto and, if applicable, the amount of Offered Securities which entitles the Holder or its proxy to one vote for purposes of the Senior Indenture.

          (14) If the principal of (and premium, if any) or interest on the Offered Securities are to be payable, at the election of the Company or a Holder thereof, in a currency other than that in which the Offered Securities are denominated or payable without such election, in addition to or in lieu of the applicable provisions of the Senior Indenture, the period or periods within which and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate or rates between the currency or currencies in which the Offered Securities are denominated or payable without such election and the currency or currencies in which the Offered Securities are to be paid if such election is made.

          (15)  The date as of which any Offered Securities shall be dated.

          (16) If the amount of payments of principal of (and premium, if any) or interest on the Offered Securities may be determined with reference to an index, including, but not limited to, an index based on a currency or currencies other than that in which the Offered Securities are denominated or payable, or any other type of index, the manner in which such amounts shall be determined.

          (17) If the Offered Securities are denominated or payable in a foreign currency, any other terms concerning the payment of principal of (and premium, if any) or any interest on the Offered Securities (including the currency or currencies of payment thereof); and whether the judgment currency provisions of the Senior Indenture are established as terms of the Offered Securities.

          (18) The designation of the original currency determination agent, if any.

          (19)  The applicable overdue interest rate, if any.

          (20) If the Offered Securities do not bear interest, applicable dates for determining record holders of Offered Securities.

          (21) Any deletions from, modifications of or additions to any Events of Default or covenants provided for in the Senior Indenture with respect to the Offered Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the Senior Indenture.

          (22) If any of the Offered Securities are to be issued as Bearer Securities, (x) whether interest in respect of any portion of a temporary Offered Security in global form (representing all of the Outstanding Bearer Securities of the series) payable in respect of any interest payment date prior to the exchange of such temporary Offered Security for definitive Offered Securities shall be paid to any clearing organization with respect to the portion of such temporary Offered Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date, (y) the terms upon which interests in such temporary Offered Security in global form may be exchanged for interests in a permanent Global Note or for definitive Offered Securities and the terms upon which interests in a permanent Global Note, if any, may be exchanged for definitive Offered Securities and (z) the cities in which the Authorized Newspapers designated for the purposes of giving notices to Holders are published.

          (23)  Whether the Offered Securities shall be issued in whole or in part in the form of one or more Global Notes and, in such case, the depositary or any common depositary for such Global Notes; and if the Offered Securities are issuable only as Registered Securities, the manner in which and the circumstances under which Global Notes representing Offered Securities may be exchanged for Registered Securities in definitive form.

          (24) The designation, if any, of any depositaries, trustees (other than the Trustee), paying agents, authenticating agents, security registrars (other than the Trustee) or other agents with respect to the Offered Securities.

          (25) If the Offered Securities are to be issuable in definitive form only upon receipt of certain certificates or other documents or upon satisfaction of certain conditions, the form and terms of such certificates, documents or conditions.

          (26) If any of the Offered Securities are to be issued as Registered Securities, the person to whom any interest on any Registered Security shall be payable, if other than the person in whose name that Registered Security is registered at the close of business on the Regular Record Date for such interest, and if any of the Offered Securities are to be issued as Bearer Securities, the manner in which, or the person to whom, any interest on any Bearer Security shall be payable, if otherwise than upon the presentation and surrender of the Coupons, if any, appertaining thereto as they severally mature, the extent to which, or the manner in which, any interest payable on an Offered Security in temporary global form on an interest payment date will be paid and the extent to which, or the manner in which, any interest payable on an Offered Security in permanent global form on an interest payment date will be paid.

          (27) The provisions, if any, granting special rights to the Holders of Offered Securities upon the occurrence of such events as may be specified.

          (28) Any other terms or conditions relating to the Offered Securities not specified in the Senior Indenture (which other terms shall not be inconsistent with the requirements of the TIA and the provisions of the Senior Indenture).

     In the event that Discount Securities are issued, the Federal income tax consequences and other special considerations applicable to such Discount Securities will be described in the Prospectus Supplement relating thereto.

     The general provisions of the Senior Indenture do not contain any provisions that would limit the ability of the Company or its Subsidiaries to incur indebtedness or that would afford holders of Senior Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or its Subsidiaries. Reference is made to the Prospectus Supplement relating to the Offered Securities for information with respect to any deletions from, modifications of or additions to, if any, the Events of Default or covenants of the Company described below that are applicable to the Offered Securities.

     All of the Senior Debt Securities of a series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions and unless otherwise provided, a series may be reopened for issuance of additional Senior Debt Securities of such series.

     If applicable, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any repurchase of the Senior Debt Securities of a series at the option of the Holder.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless specified in the Prospectus Supplement, with respect to any series of Senior Debt Securities, any Registered Securities of a series, other than Registered Securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and any Bearer Securities of a series, other than Bearer Securities issued in global form (which may be of any denomination), shall be issuable in the denomination of $5,000. Unless specified in the Prospectus Supplement, the Senior Debt Securities of any series shall be payable in U.S. dollars. The Senior Indenture also provides that Senior Debt Securities of a series may be issuable in global form. See "Book-Entry Senior Debt Securities." Unless otherwise indicated in the Prospectus Supplement, Bearer Securities (other than in global form) will have Coupons attached.

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series of like aggregate principal amount and of like Stated Maturity and with like terms and conditions. If so specified in the Prospectus Supplement, at the option of the Holder thereof, to the extent permitted by law, any Bearer Security of any series which by its terms is registrable as to principal and interest may be exchanged for a Registered Security of such series of like aggregate principal amount and of a like Stated Maturity and with like terms and conditions, upon surrender of such Bearer Security at the corporate trust office of the Trustee or at any other office or agency of the Company designated for the purpose of making any such exchanges. Subject to certain exceptions, any Bearer Security issued with Coupons surrendered for exchange must be surrendered with all unmatured Coupons and any matured Coupons in default attached thereto.

     Notwithstanding the foregoing, the exchange of Bearer Securities for Registered Securities will be subject to the provisions of United States income tax laws and regulations applicable to Senior Debt Securities in effect at the time of such exchange.

     Except as otherwise specified in the Prospectus Supplement, in no event may Registered Securities, including Registered Securities received in exchange for Bearer Securities, be exchanged for Bearer Securities.

     Upon surrender for registration of transfer of any Registered Security of any series at the office or agency of the Company maintained for such purpose, the Company shall deliver, in the name of the designated transferee, one or more new Registered Securities of the same series of like aggregate principal amount of such denominations as are authorized for Registered Securities of such series and of a like Stated Maturity and with like terms and conditions. No service charge will be made for any registration of transfer or exchange of Senior Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The Company shall not be required (i) to register the transfer of or exchange Senior Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of Senior Debt Securities of such series selected for redemption and ending at the close of business on the day of such transmission, or (ii) to register the transfer of or exchange any Senior Debt Security so selected for redemption in whole or in part, except the unredeemed portion of any Senior Debt Security being redeemed in part.

CERTAIN COVENANTS OF SENIOR DEBT SECURITIES

     The Senior Indenture contains, among other things, the following covenants:

     Limitation on Liens. The Company will not create or assume and will not permit a Restricted Subsidiary to create or assume, otherwise than in favor of the Company or a Subsidiary, any mortgage, pledge or other lien or encumbrance upon any Principal Property or upon any stock of any Subsidiary or any indebtedness of any Subsidiary to the Company or such Restricted Subsidiary, whether now owned or hereafter acquired, without securing the Outstanding Senior Debt Securities of any applicable series equally and ratably with any and all other obligations and indebtedness thereby secured so long as any such other obligations and indebtedness are so secured (provided, that for the purpose of providing such equal and ratable security, the principal amount of Outstanding Senior Debt Securities of any series of Discount Securities will be such portion of the principal amount as may be specified in the terms of that series). This limitation will not apply to certain permitted mortgages, pledges and other liens and encumbrances as described in the Senior Indenture, including (a) liens existing on the date of the Senior Indenture or at the time a person owning a Principal Property shall become a Restricted Subsidiary; (b) purchase money liens created within specified time limits; (c) liens securing the cost of construction or improvement of any property created within specified time limits; (d) liens existing on acquired property and existing on shares of stock or indebtedness of a person at the time such person shall become a Subsidiary;
(e) certain tax, materialmen's, mechanic's, carrier's, workmen's, repairmen's and judgment liens, certain liens arising by operation of law and certain other similar liens; (f) liens in connection with certain government contracts; (g) certain liens in favor of any state or local government or governmental agency in connection with certain tax-exempt financings; and (h) mortgages, pledges and other liens and encumbrances not otherwise permitted; provided, that the aggregate amount of indebtedness secured by all such mortgages, pledges or other liens or encumbrances does not exceed 15% of the Company's Consolidated Net Tangible Assets as of the end of the Company's most recently completed accounting period preceding the creation or assumption of any such mortgage, pledge or other lien or encumbrance (reduced by any Attributable Debt with respect to any Sale and Leaseback Transaction permitted under clause (c) of, but not otherwise permitted under, the "Limitation on Sale and Leaseback Transactions" covenant below).

     Limitation on Sale and Leaseback Transactions. The Company will not enter into and will not permit a Restricted Subsidiary to enter into any Sale and Leaseback Transaction with respect to any Principal Property owned by the Company or such Restricted Subsidiary on the date of the Senior Indenture, unless (a) such Sale and Leaseback Transaction involves a lease for a term of not more than three years; (b) such Sale and Leaseback Transaction is between the Company or such Restricted Subsidiary and a Subsidiary; (c) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage, pledge or other lien or encumbrance on such Principal Property involved in such Sale and Leaseback Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the proviso of clause (h) under the "Limitation on Liens" covenant above without equally and ratably securing the Senior Debt Securities of any applicable series pursuant to such covenant; or (d) the proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value thereof (as determined in good faith by the Board of Directors of the Company) and the Company applies an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Leaseback

Transaction within 180 days of such sale to either (or a combination) of (i) the retirement (other than the mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of Funded Debt of the Company or a Restricted Subsidiary (other than Funded Debt that is subordinated to the Senior Debt Securities) or (ii) the purchase, construction or development of other comparable property.

EVENTS OF DEFAULT

     Under the Senior Indenture, "Event of Default" with respect to the Senior Debt Securities of any series means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (1) default in the payment of any interest upon any Senior Debt Security or any payment with respect to the Coupons, if any, of such series when it becomes due and payable, and continuance of such default for a period of 30 days; (2) default in the payment of the principal of (and premium, if any, on) any Senior Debt Security of such series at its Maturity; (3) default in the deposit of any sinking fund payment, when and as due by the terms of a Senior Debt Security of such series; (4) default in the performance, or breach of any covenant or warranty in the Senior Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the Senior Indenture specifically dealt with or which expressly has been included in the Senior Indenture solely for the benefit of Senior Debt Securities of a series other than such series), and continuance of such default or breach for a period of 60 days after there has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Senior Debt Securities of such series, a written notice specifying such default or breach and requiring it to be remedied; (5) certain events of bankruptcy, insolvency or reorganization with respect to the Company; or (6) any other Event of Default provided with respect to Senior Debt Securities of that series pursuant to the Senior Indenture.

     The Senior Indenture requires the Company to file with the Trustee, annually, an officers' certificate as to the Company's compliance with all conditions and covenants under the Senior Indenture. The Senior Indenture provides that the Trustee may withhold notice to the Holders of a series of Senior Debt Securities of any default (except payment defaults on such Senior Debt Securities) if it considers such withholding to be in the interest of the Holders of such series of Senior Debt Securities to do so.

     If an Event of Default with respect to Senior Debt Securities of any series at the time Outstanding (other than an Event of Default specified in clause (5) above) occurs and is continuing, then in every case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Senior Debt Securities of such series may declare the principal amount (or, if any Senior Debt Securities of such series are Discount Securities, such portion of the principal amount of such Discount Securities as may be specified in the terms of such Discount Securities) of the Senior Debt Securities of such series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount), plus accrued and unpaid interest (and premium, if any) (the "Default Amount") shall become immediately due and payable. Upon payment of the Default Amount in the currency in which such Senior Debt Securities are denominated (except as otherwise provided in the Senior Indenture or specified in the Prospectus Supplement), all obligations of the Company in respect of the payment of principal of the Senior Debt Securities of such series shall terminate. Notwithstanding any other provision of the Senior Indenture, if an Event of Default specified in clause (5) above occurs, then the Default Amount on the Senior Debt Securities then Outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     Subject to the provisions of the Senior Indenture relating to the duties of the Trustee, in case an Event of Default with respect to Senior Debt Securities of a particular series shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request, order or direction of any of the Holders of Senior Debt Securities of that series, unless such Holders shall have offered to the Trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with such request. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Senior Indenture, or exercising any trust or power conferred on the Trustee with respect to the Senior Debt Securities of that series.

     At any time after such a declaration of acceleration with respect to Senior Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in the Senior Indenture, the Holders of not less than a majority in principal amount of the Outstanding Senior Debt Securities of such series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (1) the Company has paid or deposited with the Trustee a sum in the currency in which such Senior Debt Securities are denominated (except as otherwise provided in the Senior Indenture or specified in the Prospectus Supplement) sufficient to pay (A) all overdue installments of interest on all Senior Debt Securities or all overdue payments with respect to any Coupons of such series, (B) the principal of (and premium, if any, on) any Senior Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Senior Debt Securities, (C) to the extent that payment of such interest is lawful, interest upon overdue installments of interest on each Senior Debt Security of such series or upon overdue payments on any Coupons of such series at a rate established for such series, and (D) all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee under the Senior Indenture; and (2) all Events of Default with respect to Senior Debt Securities of such series, other than the nonpayment of the principal of Senior Debt Securities of such series which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Senior Indenture. No such rescission and waiver will affect any subsequent default or impair any right consequent thereon.

MERGER OR CONSOLIDATION

     The Senior Indenture provides that the Company may not consolidate with or merge into any other corporation or sell or convey its properties and assets substantially as an entirety to any person, unless (1) the corporation formed by such consolidation or into which the Company is merged or the person which acquires by sale or conveyance, the properties and assets of the Company substantially as an entirety (the "successor corporation") is a corporation organized and existing under the laws of the United States or any State or the District of Columbia and expressly assumes by a supplemental indenture the due and punctual payment of the principal of (and premium, if any) and interest on all the Outstanding Senior Debt Securities and Coupons, if any, issued under the Senior Indenture and the performance of every covenant in the Senior Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transaction, no Event of Default under the Senior Indenture, and no event which, after notice or lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale or conveyance and such supplemental indenture comply with the Senior Indenture provisions and that all conditions precedent therein provided for relating to such transaction have been complied with.

     For purposes of this covenant, "sell or convey its properties and assets substantially as an entirety" shall mean properties and assets contributing in the aggregate to at least 80% of the Company's total consolidated revenues as reported in the Company's last available periodic financial report (quarterly or annual, as the case may be) filed with the Securities and Exchange Commission.

MODIFICATION OR WAIVER

     Without prior notice to or consent of any Holders, the Company and the Trustee, at any time and from time to time, may modify the Senior Indenture for any of the following purposes: (1) to evidence the succession of another corporation to the rights of the Company and the assumption by such successor of the covenants and obligations of the Company in the Senior Indenture and in the Senior Debt Securities and Coupons, if any, issued thereunder; (2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Senior Debt Securities and the Coupons, if any, appertaining thereto (and if such covenants are to be for the benefit of less than all series, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred in the Senior Indenture upon the Company; (3) to add any additional Events of Default (and if such Events of Default are to be applicable to less than all series, stating that such Events of Default are expressly being included solely to be applicable to such series); (4) to add or change any of the provisions of the Senior Indenture to such extent as shall be necessary to permit or facilitate the issuance thereunder of Senior Debt Securities of any series in bearer form, registrable or not registrable, and with or without Coupons, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit the issuance of Senior Debt Securities of any series in uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Senior Debt Securities of any series or any related Coupons in any material respect; (5) to change or eliminate any of the provisions of the Senior Indenture, provided that any such change or elimination will become effective only when there is no Outstanding Senior Debt Security issued thereunder or Coupon of any series created prior to such modification which is entitled to the benefit of such provision and as to which such modification would apply; (6) to secure the Senior Debt Securities issued thereunder or to provide that any of the Company's obligations under the Senior Debt Securities or the Senior Indenture shall be guaranteed; (7) to supplement any of the provisions of the Senior Indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of any series of Senior Debt Securities, provided that any such action will not adversely affect the interests of the Holders of Senior Debt Securities of such series or any other series of Senior Debt Securities issued under the Senior Indenture or any related Coupons in any material respect; (8) to establish the form or terms of Senior Debt Securities and Coupons, if any, as permitted by the Senior Indenture; (9) to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to one or more series of Senior Debt Securities and to add to or change any of the provisions of the Senior Indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; (10) to cure any ambiguity, to correct or supplement any provision in the Senior Indenture which may be defective or inconsistent with any other provision therein, to eliminate any conflict between the terms of the Senior Indenture and the Senior Debt Securities issued thereunder and the TIA or to make any other provisions with respect to matters or questions arising under the Senior Indenture which will not be inconsistent with any provision of the Senior Indenture; provided such other provisions shall not adversely affect the interests of the Holders of Outstanding Senior Debt Securities or Coupons, if any, of any series created thereunder prior to such modification in any material respect; or (11) to change or modify any of the provisions of the Senior Indenture; provided that any such changes or modifications shall not adversely affect the interests of the Holders of Outstanding Senior Debt Securities or Coupons, if any, of any series created thereunder prior to such modification in any material respect.

     With the written consent of the Holders of not less than a majority in principal amount of the Outstanding Senior Debt Securities of each series affected by such modification voting separately, the Company and the Trustee may modify the Senior Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Senior Indenture or of modifying in any manner the rights of the Holders of Senior Debt Securities and Coupons, if any, under the Senior Indenture; provided, however, that no such modification may, without the consent of the Holder of each Outstanding Senior Debt Security of each such series affected thereby (1) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or change the Stated Maturity of or reduce the amount of any payment to be made with respect to any Coupon, or change the currency or currencies in which the principal of (and premium, if any) or interest on such Senior Debt Security is denominated or payable, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof, or adversely affect the right of repayment or repurchase, if any, at the option of the Holder, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for any Senior Debt Security, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or limit the obligation of the Company to maintain a paying agency outside the United States for payments on Bearer Securities; (2) reduce the percentage in principal amount of the Outstanding Senior Debt Securities of any series, the consent of whose Holders is required for any supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Senior Indenture or certain defaults or Events of Default thereunder and their consequences provided for in the Senior Indenture; (3) modify any of the provisions of the Senior Indenture which provide for waivers by the Holders of Senior Debt Securities of past defaults or waivers by the Holders of Senior Debt Securities of compliance by the Company with any covenants, except to increase any such percentage required to permit such waivers; or (4) modify any of the provisions of the Senior Indenture which provide that certain other provisions of the Senior Indenture cannot be modified without the consent of the Holder of each Outstanding Senior Debt Security of each series affected thereby, except to require that certain other provisions of the Senior Indenture cannot be modified without the consent of the Holder of each Outstanding Senior Debt Security of each series affected thereby.

     A modification which changes or eliminates any covenant or other provision of the Senior Indenture with respect to one or more particular series of Senior Debt Securities and Coupons, if any, or which modifies the rights of the Holders of Senior Debt Securities and Coupons of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Senior Indenture of the Holders of Senior Debt Securities and Coupons, if any, of any other series.

     The Holders of not less than a majority in principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all the Senior Debt Securities of any such series waive, by notice to the Trustee and the Company, any past default or Event of Default under the Senior Indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest on any Senior Debt Security of such series, or in the payment of any sinking fund installment or analogous obligation with respect to the Senior Debt Securities of such series, or (2) in respect of a covenant or provision hereof which pursuant to the second paragraph under "Modification and Waiver" cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of such series affected. Upon any such waiver, such default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, for every purpose of the Senior Debt Securities of such series under the Senior Indenture, but no such waiver will extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

     The Company may omit in any particular instance to comply with certain covenants in the Senior Indenture (including, if so specified in the Prospectus Supplement, any covenant not set forth in the Senior Indenture but specified in the Prospectus Supplement to be applicable to the Senior Debt Securities of any series issued thereunder, except as otherwise specified in the Prospectus Supplement, and including the covenants relating to the maintenance by the Company of its existence, rights and franchises, and the limitation on liens and the limitation on sale and leaseback transactions) if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Senior Debt Securities of such series either waive such compliance in such instance or generally waive compliance with such provisions, but no such waiver may extend to or affect any term, provision or condition except to the extent expressly so waived, and, until such waiver becomes effective, the obligations of the Company and the duties of the Trustee in respect of any such provision will remain in full force and effect.

DISCHARGE, LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Senior Indenture with respect to the Senior Debt Securities of any series may be discharged, subject to certain terms and conditions, when (1) either (A) all Senior Debt Securities and the Coupons, if any, of such series have been delivered to the Trustee for cancellation, or (B) all Senior Debt Securities and the Coupons, if any, of such series not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice by the Trustee, and the Company, in the case of
(i), (ii) or (iii) of subclause (B), has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount in the currency in which such Senior Debt Securities are denominated sufficient to pay and discharge the entire indebtedness on such Senior Debt Securities for principal (and premium, if any) and interest to the date of such deposit (in the case of Senior Debt Securities which have become due and payable) or to the Stated Maturity or

Redemption Date, as the case may be, provided, however, in the event a petition for relief under the applicable Federal or state bankruptcy, insolvency or other similar law is filed with respect to the Company within 91 days after the deposit and the Trustee is required to return the deposited money to the Company, the obligations of the Company under the Senior Indenture with respect to such Senior Debt Securities will not be deemed terminated or discharged; (2) the Company has paid or caused to be paid all other sums payable under the Senior Indenture by the Company; (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent therein provided relating to the satisfaction and discharge of the Senior Indenture with respect to such series have been complied with; and (4) the Company has delivered to the Trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that such deposit and discharge will not cause the Holders of the Senior Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes.

     If provision is made for the defeasance of Senior Debt Securities of a series, and if the Senior Debt Securities of such series are Registered Securities and denominated and payable only in U.S. dollars, then the provisions of the Senior Indenture relating to defeasance shall be applicable except as otherwise specified in the Prospectus Supplement for Senior Debt Securities of such series. Defeasance provisions, if any, for Senior Debt Securities denominated in a foreign currency or currencies or for Bearer Securities may be specified in the Prospectus Supplement.

     At the Company's option, either (a) the Company shall be deemed to have been Discharged (as defined below) from its obligations with respect to Senior Debt Securities of any series ("legal defeasance option") or (b) the Company shall cease to be under any obligation to comply with certain provisions of the Senior Indenture relating to mergers and consolidations of the Company, the provisions relating to limitations on liens and limitations on sale and leaseback transactions (and, if so specified, any other obligation of the Company or restrictive covenant added for the benefit of such series ("covenant defeasance option")) at any time after the applicable conditions set forth below have been satisfied: (1) the Company shall have deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Senior Debt Securities of such series, money in an amount, or (ii) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient, in the opinion (with respect to (ii) and (iii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the Outstanding Senior Debt Securities of such series on the dates such installments of interest or principal and premium are due; (2) such deposit shall not cause the Trustee with respect to the Senior Debt Securities of that series to have a conflicting interest with respect to the Senior Debt Securities of any series; (3) such deposit will not result in a breach or violation of, or constitute a default under, the Senior Indenture or any other agreement or instrument to which the Company is a party or by which it is bound; (4) if the Senior Debt Securities of such series are then listed on any national securities exchange, the Company shall have delivered to the Trustee an opinion of counsel or a letter or other document from such exchange to the effect that the Company's exercise of its legal defeasance option or the covenant defeasance option, as the case may be, would not cause such Senior Debt Securities to be delisted; (5) no Event of Default or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the Senior Debt Securities of such series shall have occurred and be continuing on the date of such deposit and, with respect to the legal defeasance option only, no Event of Default under the provisions of the Senior Indenture relating to certain events of bankruptcy or insolvency or event which with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and (6) certain other opinions, officers' certificates and other documents specified in the Senior Indenture, including an opinion of counsel or a ruling of the Internal Revenue Service to the effect that such deposit, defeasance or Discharge will not cause the Holders of the Senior Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes. Notwithstanding the foregoing, if the Company exercises its covenant defeasance option and an Event of Default under the provisions of the Senior Indenture relating to certain events of bankruptcy or insolvency or event which with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, the obligations of the Company referred to under the definition of covenant defeasance option with respect to such Senior Debt Securities shall be reinstated in full.

PAYMENT AND PAYING AGENTS

     If Senior Debt Securities of a series are issuable only as Registered Securities, the Company will maintain in each Place of Payment for such series an office or agency where Senior Debt Securities of that series may be presented or surrendered for payment, where Senior Debt Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Senior Debt Securities of that series and the Senior Indenture may be served.

     If Senior Debt Securities of a series are issuable as Bearer Securities, the Company will maintain or cause to be maintained (A) in the Borough of Manhattan, The City and State of New York, an office or agency where any Registered Securities of that series may be presented or surrendered for payment, where any Registered Securities of that series may be surrendered for registration of transfer, where Senior Debt Securities of that series may be surrendered for exchange or redemption and where notices and demands to or upon the Company in respect of the Senior Debt Securities of that series and the Senior Indenture may be served and where Bearer Securities of that series and related Coupons may be presented or surrendered for payment in the circumstances described in the following paragraph (and not otherwise), (B) subject to any laws or registration applicable thereto, in a Place of Payment for that series which is located outside the United States, an office or agency where Senior Debt Securities of that series and related Coupons may be presented and surrendered for payment (including payment of any additional amounts payable on Senior Debt Securities of that series, if so provided in such series); provided, however, that if the Senior Debt Securities of that series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent for the Senior Debt Securities of that series in London, Luxembourg or any other required city located outside the United States, as the case may be, so long as the Debt Securities of that series are listed on such exchange, and (C) subject to any laws or regulations applicable thereto, in a Place of Payment for that series located outside the United States, an office or agency where any Registered Securities of that series may be surrendered for registration of transfer, where Senior Debt Securities of that series may be surrendered for exchange or redemption and where notices and demands to or upon the Company in respect of the Senior Debt Securities of that series and the Senior Indenture may be served. The Company will give prompt written notice to the Trustee of the locations, and any change in the locations, of such offices or agencies. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee, except that Bearer Securities of that series and the related Coupons may be presented and surrendered for payment at the offices specified in the applicable Senior Debt Security and the Company has appointed the Trustee (or in the case of Bearer Securities may appoint such other agent as may be specified in the applicable Prospectus Supplement) as its agent to receive all presentations, surrenders, notices and demands.

     No payment of principal, premium or interest on Bearer Securities shall be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that, if the Senior Debt Securities of a series are denominated and payable in U.S. dollars, payment of principal of and any premium and interest on Senior Debt Securities of such series, if specified in the applicable Prospectus Supplement, shall be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City and State of New York, if (but only if) payment in U.S. dollars of the full amount of such principal, premium, interest or additional amounts, as the case may be, at all offices or agencies outside the United States maintained for the purpose by the Company in accordance with the Senior Indenture is illegal or effectively precluded by exchange controls or other similar restrictions.

BOOK-ENTRY SENIOR DEBT SECURITIES

     The Senior Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement. Global Notes may be issued in either registered or bearer form and in either temporary or permanent form (each a "Global Note"). Payments of principal of (premium, if any) and interest on Senior Debt Securities represented by a Global Note will be made by the Company to the Trustee and then by the Trustee to the depositary.

     If specified in the applicable Prospectus Supplement, any Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), as depositary, or such other depositary as may be specified in the applicable Prospectus Supplement. In the event that DTC acts as depositary with respect to any Global Notes, the Company anticipates that such Global Notes will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any such Global Notes. Additional or differing terms of the depositary arrangements, if any, applicable to the Offered Securities, will be described in the accompanying Prospectus Supplement.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole Holder of the Senior Debt Securities represented by such Global Note for all purposes under the Senior Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Senior Debt Securities represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Senior Debt Securities in certificated form and will not be considered the owners or Holders thereof under the Senior Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Note.

     If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Senior Debt Securities in certificated form in exchange for the Global Notes. In addition, the Company may at any time, and in its sole discretion, determine not to have any Senior Debt Securities represented by one or more Global Notes and, in such event, will issue individual Senior Debt Securities in certificated form in exchange for the relevant Global Notes. If Registered Securities of any series shall have been issued in the form of one or more Global Notes and if an Event of Default with respect to the Senior Debt Securities of such series shall have occurred and be continuing, the Company will issue individual Senior Debt Securities in certificated form in exchange for the relevant Global Notes.

     The following is based on information furnished by DTC:

     DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of the Banking Law of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Senior Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Senior Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Senior Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Senior Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Senior Debt Securities, except in the event that use of the book entry system for the Senior Debt Securities is discontinued.

     To facilitate subsequent transfers, the Senior Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Senior Debt Securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Senior Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Senior Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

     Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Senior Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Senior Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

     Principal and interest payments on the Senior Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depositary with respect to the Senior Debt Securities at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor securities depositary is not appointed, Senior Debt Security certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Senior Debt Security certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Unless stated otherwise in the applicable Prospectus Supplement, the underwriters or agents with respect to a series of Senior Debt Securities issued as Global Notes will be Direct Participants in DTC.

     None of the Company, any underwriter or agent, the Trustee or any applicable Paying Agent will have the responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

THE TRUSTEE UNDER THE SENIOR INDENTURE

     Chemical Bank is one of a number of banks with which the Company maintains ordinary banking relationships. Chemical Bank currently acts as registrar, transfer agent and dividend disbursing agent for the Company. In addition, Chemical Bank currently provides cash management services to the Company.

GOVERNING LAW

     The Senior Indenture, the Senior Debt Securities and the Coupons for all purposes will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Senior Indenture. Reference is made to the Senior Indenture for the full definition of all such terms.

     "Attributable Debt" means, with respect to a Sale and Leaseback Transaction with respect to any Principal Property, the lesser of: (a) the fair market value of such property (as determined in good faith by the Board of Directors of the Company); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Senior Debt Securities of the applicable series then Outstanding) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

     "Consolidated Net Tangible Assets" at any time, means the excess over current liabilities of all assets, less goodwill, trademarks, patents, other like intangibles and the minority interests of others in Subsidiaries, of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recently completed accounting period of the Company for which financial information is then available.

     "Discharged" means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Senior Debt Securities of such series and to have satisfied all the obligations under the Senior Indenture relating to the Senior Debt Securities of such series, except (i) the right of Holders of Senior Debt Securities of such series to receive, from the trust fund described under "Discharge, Legal Defeasance and Covenant Defeasance" above, payment of the principal of (and premium, if any) and interest on such Senior Debt Securities when such payments are due, the Company's obligations with respect to the Senior Debt Securities of such series under the provisions relating to exchanges, transfers and replacement of Senior Debt Securities, the maintenance of an office or agency of the Company and the defeasance trust fund, the provisions relating to compensation and reimbursement of the Trustee and (iii) the rights, powers, trusts, duties and immunities of the Trustee thereunder.

     "Funded Debt" means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which would, in accordance with generally accepted accounting principles, be classified as long-term debt, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

     "Principal Property" means any parcel of real property and related fixtures or improvements owned by the Company or any Restricted Subsidiary and located in the United States, the aggregate book value of which, less accumulated depreciation, on the date of determination exceeds $5 million, other than any such real property and related fixtures or improvements which, as determined in good faith by the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

     "Restricted Subsidiary" means, with respect to the Company, any "significant subsidiary" as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended (the "Securities Act"); provided, however, that a Subsidiary shall be considered not to be a Restricted Subsidiary if (a) it is principally engaged in the business of finance, banking, credit, leasing, insurance, investments, financial services or other similar operations, or any combination thereof; (b) it is principally engaged in financing the Company's operations outside the continental United States of America; (c) substantially all of its assets consist of the capital stock of one or more of the Subsidiaries engaged in the operations described in the preceding clause (a) or (b) or any combination thereof; (d) a majority of its voting stock shall at the time be owned directly or indirectly by one or more Subsidiaries which are not Restricted Subsidiaries; or (e) (i) it has issued and sold either
(x) equity securities with aggregate net proceeds in excess of $10,000,000 or
(y) debt securities aggregating $10,000,000 or more in principal amount, or (ii) the Company has sold equity securities of such Subsidiary with aggregate net proceeds to the Company in excess of $10,000,000; provided, however, that the securities referred to in this clause (e) were issued under a registration statement filed with the Commission pursuant to the provisions of Section 6 of the Securities Act.

     "Sale and Leaseback Transaction" means any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person; provided, however, that "Sale and Leaseback Transaction" shall not include such arrangements that were existing on the date of the Senior Indenture or at the time any person owning a Principal Property shall become a Restricted Subsidiary.

     "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Company or by one or more Subsidiaries thereof, or by the Company and one or more Subsidiaries thereof.

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case under clause (i) or (ii), are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on (or principal of) any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities in four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters and (iv) through dealers.

     Offers to purchase Offered Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales will be set forth in the accompanying Prospectus Supplement.

     Offers to purchase Offered Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the accompanying Prospectus Supplement. Unless otherwise indicated in the accompanying Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If any underwriters are utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the specific managing underwriter or underwriters, as well as any other underwriters and the terms of the transaction will be set forth in the accompanying Prospectus Supplement, which will be used by the underwriters to make resales of the Offered Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     Offered Securities may also be offered and sold, if so indicated in the accompanying Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with their terms, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the accompanying Prospectus Supplement. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the accompanying Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Offered Securities from the Company at the public offering price set forth in the accompanying Prospectus Supplement pursuant to delayed delivery contracts providing for payments and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the accompanying Prospectus Supplement, and the accompanying Prospectus Supplement will set forth the commission payable for solicitation of such offers.

     Any underwriters, agents or dealers utilized in the sale of Offered Securities will not confirm sales to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York, and for any underwriters by counsel as may be specified in accompanying prospectus supplements. In rendering such opinion, Simpson Thacher & Bartlett will be relying as to matters of Connecticut law upon the opinion of Richard W. Davies, Esq. As of August 1, 1995, lawyers of Simpson Thacher & Bartlett who have participated in the preparation of the Registration Statement of which this Prospectus is a part beneficially owned 1,199 shares of Class A Common Stock and 220 shares of Class B Common Stock of the Company. In addition, a member of Simpson Thacher & Bartlett serves as a director of the Company. As of August 1, 1995, Mr. Davies, General Counsel and Secretary of the Company, beneficially owned 9,275 shares of Class A Common Stock and 9,650 shares of Class B Common Stock of the Company and 8,500 shares of Class A Common Stock and 16,252 shares of Class B Common Stock of the Company obtainable within sixty days of August 1, 1995 by the exercise of stock options pursuant to the Company's 1973 Stock Option Plan for Key Employees.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses of issuance and distribution are:

                                                                           AMOUNT TO BE PAID
                                                                           -----------------
    Securities and Exchange Commission Registration Fee..................      $  68,965
    Blue Sky Fees and Expenses...........................................         15,000
    Legal Fees and Expenses..............................................        100,000
    Accountants' Fees and Expenses.......................................         35,000
    Printing and Engraving Expenses......................................         65,000
    Trustee's Fees and Expenses..........................................         15,000
    Miscellaneous........................................................         30,000
                                                                               ---------
      Total..............................................................      $ 328,965
                                                                               =========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Directors and officers of the Company shall be indemnified against certain actions pursuant to Connecticut General Statutes Title 33, Section 320(a). Connecticut General Statutes Title 33, Section 320(a) provides that a corporation shall indemnify a director and an officer, as well as other employees and individuals (including eligible outside parties) made a party to any proceeding, other than an action by or in the right of the corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him and the person whose legal representative he is. The corporation shall not so indemnify any such person unless (i) such person was successful on the merits in the defense of any proceeding referred to above, or (ii) it shall be concluded that such person acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, or (iii) the court, on application for indemnification, shall have determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified. A similar standard is applicable in the case of an alleged claim based upon the purchase or sale of securities, except that the corporation shall only indemnify such person after application to the court in accordance with item (iii) above. In the case of a proceeding by or in the right of the corporation, however, a corporation shall indemnify such person only where such person is finally adjudged not to have breached his duty to the corporation or after application to the court in accordance with item (iii) above. Connecticut General Statutes Title 33, Section 320(a) also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by statute.

     Connecticut General Statutes Title 33, Section 290 provides that a corporation may include in its certificate of incorporation a provision limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director to an amount that is not less than the compensation received by the director for serving the corporation as a director during the year of the violation if such breach did not (i) involve a knowing and culpable violation of law, (ii) enable the director or an associate to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to the corporation, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of his duty to the corporation or (v) create liability under certain other provisions of the statute. The statute contains a proviso that no such provision shall limit or preclude the liability of a director for any act or omission occurring prior to June, 1989, the effective date of such provision. A charter amendment was approved by the Company's shareholders on May 7, 1990, so limiting the personal liability of the Company's directors to the Company and its shareholders, subject to certain exceptions and conditions.

     The Company has in effect liability insurance policies covering certain claims against any of its officers or directors by reason of certain breaches of duty, neglect, error, misstatement, omission or other act committed or alleged to have been committed by such person in his capacity as officer or director.

ITEM 16. EXHIBITS

      1   Form of Underwriting Agreement.

      4.1 Restated Certificate of Incorporation of the Company and amendments thereto.

      4.2 By-Laws of the Company (incorporated by reference to Exhibit 3b to the Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 1989, as filed with the Securities and Exchange Commission on March 26, 1990).

      4.3 Form of Senior Indenture.

      5   Opinion of Simpson Thacher & Bartlett.

     12   Statement Regarding Computation of Ratios of Earnings to Fixed
          Charges.

     23.1 Consent of Price Waterhouse LLP.

     23.2 Consent of Simpson Thacher & Bartlett (included in Exhibit 5).

     24   Powers of Attorney.

     25   Statement of Eligibility of Trustee.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Orange, State of Connecticut, on August 17, 1995.

                                       HUBBELL INCORPORATED

                                       By:  /s/ G.J. RATCLIFFE
                                            --------------------
                                            G.J. Ratcliffe
                                            Chairman of the Board, President,
                                            Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                TITLE                     DATE
                ---------                                -----                     ----

/s/             G.J.  RATCLIFFE                Chairman of the Board,       August 17, 1995
------------------------------------------   President, Chief Executive
                G.J. Ratcliffe                  Officer and Director


/s/          H.B. ROWELL, JR.                   Executive Vice President    August 17, 1995
------------------------------------------        (Chief Financial and
             H.B. Rowell, Jr.                      Accounting Officer)

/s/                 *                                  Director             August 17, 1995
------------------------------------------
               E.R. Brooks

/s/                 *                                  Director             August 17, 1995
------------------------------------------
            G.W. Edwards, Jr.

/s/                 *                                  Director             August 17, 1995
------------------------------------------
               J.S. Hoffman

/s/                 *                                  Director             August 17, 1995
------------------------------------------
              H.G. McDonell

/s/                 *                                  Director             August 17, 1995
------------------------------------------
              A. McNally IV

/s/                 *                                  Director             August 17, 1995
------------------------------------------
                D.J. Meyer

/s/                 *                                  Director             August 17, 1995
------------------------------------------
              J.A. Urquhart

                SIGNATURE                                TITLE                     DATE
                ---------                                -----                     ----
/s/                 *                                   Director             August 17, 1995
------------------------------------------
                M. Wallop

*By: /s/      R. W.  DAVIES                             Director             August 17, 1995
------------------------------------------
               R.W. Davies
             Attorney-in-Fact

                                 EXHIBIT INDEX

   Number                                 Description of Exhibit
---------------------------------------------------------------------------------------------
 1           Form of Underwriting Agreement.
 4.1         Restated Certificate of Incorporation of the Company and amendments thereto.
 4.2         By-Laws of the Company (incorporated by reference to Exhibit 3b to the Company's
             Annual Report on Form 10-K, for the fiscal year ended December 31, 1989, as filed with the Securities and Exchange Commission on March 26, 1990).
 4.3         Form of Senior Indenture.
 5           Opinion of Simpson Thacher & Bartlett.
12           Statement Regarding Computation of Ratios of Earnings to Fixed Charges.
23.1         Consent of Price Waterhouse LLP.
23.2         Consent of Simpson Thacher & Bartlett (included in Exhibit 5).
24           Powers of Attorney.
25           Statement of Eligibility of Trustee.